EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Spotlight Innovation, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

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RESOLVED, that the Amended Articles of Incorporation of the Corporation shall be amended such that Article 3. thereof be deleted and replaced with the following:

“Article. 3. Shares: The aggregate number of shares which this Corporation will have authority to issue is: Four Billion (4,000,000,000), par value $0.001 per share, all of which will be designated “Common Stock,” and Five Million (5,000,000), par value $0.001 shares of preferred stock, 3,000,000 of which are designated as blank check preferred stock, 1,500,000 shares of Preferred Stock of the Company designated as “Series A Preferred Stock,” and 500,000 shares of Preferred Stock of the Company designated as “Series C Preferred Stock” both with the designations, rights and preferences as set forth on the Certificate of Designation of such Series attached hereto.

Effective upon the close of business on December 9, 2013, each 500 shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this corporation (the "Reverse Stock Split"). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the number of new shares for which each old share is to be exchanged, will be entitled, upon surrender of certificates representing such shares, to an additional share of common stock in lieu thereof.”

150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Spotlight Innovation, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1 of the Certificate of Designation for the Series A Preferred Stock is deleted and replaced with the following: "Section 1. Designation and Number of Shares. There is hereby designated out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Series A Preferred Stock." The authorized number of shares of Series A Preferred Stock shall be 1,500,000. The Series A Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissloution, liquidation or winding up of the Company."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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Nevada Secretary of State NRS Amend Designation - After
Revised: 3-6-09